Tasker Products

Presentation of Fourth Quarter and Full Year 2004 Financial Results and Recent Progress

March 31, 2005

Overview

- Unique, proprietary technology developing a paradigm shift in the control of bacteria
- Unique, patented process combines hydrogen and copper sulfate to inhibit microbes and bacteria
- Physical make-up of compound, kills bad bacteria and leaves the good bacteria

Overview

- pHarlo is an acid that is broken down and then rebuilt, in which hydrogen protons are attached to the acid atom in a very stable highly charged bond that attaches to copper sulfate rendering it in a suspended state
- When copper is combined with the unique patented ingredient, cellular growth of pathogenic bacteria is arrested.
- This chemical interaction is selective, leaving the "good" bacteria necessary for a healthy digestive system.

Product Applications

- Our patented technology applied to liquid has been clinically proven to eliminate (not mask) oral odor for an extended period of time
- It is effective in significantly inhibiting pathogenic bacteria in an efficient and expeditious manner in food processing
- In a cream form reduces pain from burns, scrapes, abrasions and reduces wrinkles
- In a shampoo format, it delivers relief to dogs suffering with Hot Spots
- It will be tested to determine its effectiveness at eliminating bacteria in water

Current Products

Oral Hygiene

- CloseCall™ eliminates, not masks, odors from all types of food (including onions and garlic), tobacco and alcohol
- Roll-out began on February 24 in N.E.
- Product distributed through a group of well established distributors
- Nationwide distribution planned for summer

Current Products

Oral Hygiene

- Over 300 accounts opened in first month
- High level of retailer acceptance
- Consumer repeat purchases are high
- Roll-out timing on target
- Establishing global distributor relationships

Current Products

Food Processing

- First initiative in this sector focused on poultry processing
- Successful in attracting recognized industry experts into management team
- Tests results submitted to USDA resulted in a decision to begin commercial verification
- Why are processors interested…

Average Microbial reduction in Salmonella incidence on chicken carcasses using standard Government testing methods


Percentage of Positive Carcasses
35
30
25
20
15
10
5
0
Average
Control
Pharlo


pHarlo Blue treatment extends shelf life
by an incremental 4-5 days
Log10 cfu/mL of psychrotrophicplate count
0
1
2
3
4
5
6
7
S
S
S
S
SI
SI
SI
SI
Control
Treated
Day 7
Day 8
Day 9
Day 10
Day 11
Day 12
Day 13
Day 14
Day 15
Legend: SI = Slight off odor, S = Sour or spoiled

Current Products

Poultry Processing

- Without these approved protocols, all chickens used in verification process would be discarded at Tasker's expense
- Now chickens treated with Tasker's technology during the testing will be consumed by the public
- Poultry processors require test results from commercial runs at their plants before considering using a product

Current Products

Poultry Processing – Verification Timeline

- Required in-plant protocols being submitted to USDA for “scalding process”
- After Tasker receives protocol approval, equipment will be set-up at poultry processor’s plant and verification begins
- We intend to submit protocols for commercial verification in the eviscerating and chill processes immediately and run them concurrently

Current Products

Poultry Processing – Verification Timeline

- Tasker will conduct each test for a minimum of five weeks to obtain a statistical sample during which, Tasker will receive payment for the use of its technology
- The results will be reviewed by the USDA and, based on the results, our technology can continue in full commercial use
- The first verification site is planned for a major poultry plant in Georgia

Financial

- Due to unanticipated administration delays in gathering various documents the filing of our 10-KSB will be delayed 15 days or less
  - No significant prior period changes anticipated as result of audit
- Our estimated cash and equivalent at year-end was $14.2 million
- Our current “burn rate” is approximately $300,000 per month
- We have no significant long-term debt

Pending Acquisition

- On February 22 we announced our intentions to acquire certain assets of pHarlo Citrus Technologies, Indian River Labs and Coast-to-Coast
- With the completion of this acquisition, Tasker will expand its product and market capabilities to include applications for pre-harvest food processing and water treatment and will have worldwide rights to all its product ranges

TASKER PRODUCTS

Pending Acquisition

- We will own the utility patents for all current and future products within our product ranges
- Tasker will acquire the plants and control the production of pHarlo for its use
- All royalties to Indian River Labs will stop
- Although the base patents for the pHarlo will remain with a new company organized by pHarlo Citrus Technologies, Tasker will have first right of refusal for each new patent outside its product lines

Summary

- We are currently focused on the CloseCall roll-out to accomplish national distribution in 2005, after which, we will embark on expanding worldwide
- Our progress in poultry processing is expected to result in contracts with major participants worldwide starting in the second quarter
- Recently announced pet shampoo and breath spray will be available in store beginning in May

TASKER PRODUCTS

Summary

- We are currently working on pre-harvest uses directly with potential customers and expect to show results over the next three months
- Our objective is to convert our current applications into cash generators as soon as practical, while developing additional applications for market
- We believe that 2005 will be a profitable year for Tasker, beginning in the second half

Thank you for joining us today.

We will now open the conference call to Q&A.

For more information contact us at:

taskerproducts@wallstreetir.com